Exhibit 99.1

For Immediate Release

Spine Injury Solutions Announces Acquisition of Bitech Mining to Offer a Green Energy Solution to the Cryptocurrency Mining Industry

Houston, TX, April 4, 2022 – Spine Injury Solutions, Inc. (the “Company”) [OTCQB: SPIN], a spine injury-related medical service and technology company today announces the completion of its acquisition of Bitech Mining Corporation (“Bitech”), a revolutionary renewable energy technology solution provider for the cryptocurrency mining industry.

Bitech offers a patented Tesdison core technology involving high efficiency power generation via self-charging system solution to replace costly ASICs in the cryptocurrency mining industry and significantly reduce exorbitant electricity bills.

Via a Share Exchange Agreement dated March 31, 2022 (the “SEA”), the shareholders of Bitech acquired control of the Company and filed a Form 8-K with the U.S. Securities and Exchange Commission today.

Upon closing of the share exchange pursuant to the SEA, the Company’s board of directors appointed Dr. Benjamin Tran as its new Chairman of the Board of Directors and its Chief Executive Officer, Mr. Michael Cao as a new member of the board of directors and Robert Brilon as its Chief Financial Officer. Following completion of the share exchange, all existing shareholders of Bitech together will hold approximately 96% of the issued and outstanding shares of the Company’s common stock upon conversion of the Series A Preferred Stock that was issued by the Company.

“We’re pleased to join Spin Injury Solutions to provide a platform for the launch of Bitech’s revolutionary net-zero emission energy solution to the ever-growing cryptocurrency world,” stated Dr. Benjamin Tran, CEO of Bitech Mining.

“There is an urgency in the global needs of today’s ever-changing energy landscape in the world of cryptocurrency mining where power saving is the most challenging issue. Our goal is to change the future of the cryptocurrency mining businesses by providing this U.S. patented green energy technology capable of producing a highly efficient power solution that has been designed to be safe, reliable, cost effective, modular and easily scalable,” added Dr. Tran.

According to TechCrunch Report in December 2021, the green new era has begun entering the cryptocurrency mining world with a technological shift toward green energy solutions. Organizations such as the Bitcoin Mining Council are working to increase transparency in the industry through higher reporting standards. Many crypto-native organizations are also joining the Crypto Climate Accord, committing to achieve net-zero emissions from electricity consumption associated with crypto-related operations by 2030.

In its Annual Energy Outlook 2021, the U.S. Energy Information Administration projects that the share of renewables in the United States electricity generation mix will increase from 21% in 2020 to 42% in 2050. Envisioning the technological impact of the current market landscape today, our business vision is always long-term as we go green electric. We believe our game-changer technology solution for crypto mining businesses with practical power technologies from our Evirontek integrated technology platform can replace harmful fossil fuels while electricity demand has also surpassed the growth of renewable energy.

Bitech’s planned revenue model is a 5-pronged revenue ecosystem including (1) initial set up fees, (2) system building services, (3) cryptocurrency production revenue sharing, (4) mass production sales of smaller scale systems using the Tesdison Technology, and (5) royalty fees from non-cryptocurrency businesses that use the Tesdison Technology.

The recurring revenue nature of production revenue sharing is intended to be our main business model, enhanced with other potential revenue streams to strengthen our business longevity. At times, we plan to offer customized power-saving systems for data centers and power plants using our licensed Tesdison technology while providing capital financing to our strategic partners. Bitech, while licensing and implementing the Tesdison technology to business partners throughout the world, also expects to benefit from collecting a portion of any revenue derived from various large-scale commercialization projects with worldwide partners, using this technology to replace other outdated, ineffective renewable power solutions.

We plan to evaluate and selectively work with sizable cryptocurrency mining clients via our licensing model and assist them in implementing this game changer self-charging energy platform for significant cost reduction with a focus in bitcoin, Ethereum and other popular cryptocurrencies.

The Company plans to change its name to Bitech Mining Corporation in the near future to reflect its new business line.

About Spine Injury Solutions

Spine Injury Solutions, Inc. [OTCQB: SPIN] is a publicly traded company that engages in the collection of previously funded medical procedures and is a provider of a video recording system known as the Quad Video Halo (“QVH”) which is used to record medical procedures. For more information, please visit www.spinepaininc.com.

About Bitech Mining

Bitech Mining Corporation (Bitech) is a development stage technology company dedicated to providing a suite of green energy solutions with a focus in cryptocurrency mining and data centers. Aiming to resolve the exorbitant high cost of electricity in crypto mining, Bitech offers its Evirontek Integrated Platform including its core technology Tesdison, a revolutionary U.S. patented self-charging dual-battery system technology providing high efficiency in power generation. Bitech seeks business partnerships with global cryptocurrency miners in bitcoin, ethereum and other popular cryptocurrencies and engage with value-added resellers to facilitate and implement our scalable and modular system solution while pursuing cryptocurrency revenue-sharing and technology licensing model based on its Tesdison technology that is capable of implementation at any scale. For more information, please visit www.bitech.tech.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Bitech Mining Corporation

Investor Relations

Tel: 1.855.777.0888

Email: info@bitech.tech